APROPOS TECHNOLOGY, INC.
                                 ONE TOWER LANE
                                   SUITE 2850
                           OAKBROOK TERRACE, IL 60181


March 18, 2005

Mr. David E. McCrabb, Jr. 17600 Bruce Avenue Los Gatos, CA 95030

Dear David:

It is my pleasure to confirm with you the continuation of your employment on an interim basis as President and Chief Executive Officer of Apropos Technology, Inc. (the "Company") through June 30, 2005. The points below set forth the terms of your employment.

o Your annual salary will be $300,000, payable in accordance with the standard payroll practice of the Company.

o Your Target Award under the Company's 2005 Incentive Bonus Award Program for Senior Executives (the "Program") will be $200,000, with the percentage payout determined by the Revenue Plan/Profit Plan Bonus Matrix for Q1 and Q2; provided, that the amount paid shall be not less than $100,000.

o The Company will continue to reimburse you for reasonable travel expenses and temporary living expenses, including continuation of your current apartment rental, as well as automobile expense and reimbursement for coach airfare between Chicago and California.

You will assist the Company and its advisors in finding a candidate to fill the position of President and Chief Executive Officer on a permanent basis.

o You will be entitled to all customary benefits provided to Company employees, including vacation, subject to the right of the Company to amend, modify or terminate any benefit plans or policies.

o It is expected that you will devote all of your customary working hours to the attention of the affairs and activities of the Company.

o You represent that this employment relationship does not breach any contractual relationship or other obligation toward any other person or entity.

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David E. McCrabb, Jr.
March 18, 2005
Page 2

o You agree to the continuation of the confidentiality, ownership of invention, noncompetition and related provisions contained on Annex A hereto. The term "Employee" in the Annex refers to you.

Your employment is at will and may be terminated prior to June 30, 2005 by you or the Company upon thirty days advance written notice (or pay in lieu of such notice) for any reason or no reason. If your employment is terminated by the Company prior to June 30, 2005, you will continue to receive your salary and will be entitled to your award under the Program, which shall be not less than $100,000. If you terminate your employment prior to June 30, 2005, your salary will be discontinued and you will not be entitled to any bonus payment under the Program.

It is understood that you are employed by the Company on an interim basis with no expectation of continued employment following transition of your duties to another individual. Except as required by law, you are not entitled to any severance or other benefits following termination of employment for any reason.

All payments described above are subject to applicable withholding requirements. This Agreement shall be governed by the substantive laws of the State of Illinois and not the conflict of law rules. This letter represents our entire agreement. This letter replaces the letter dated July 30, 2004, which is terminated and shall be of no further force or effect. It may be executed in counterparts. You have not relied on any representation other than as contained in this letter. No amendment of these terms is effective, if not in writing.

                                                     Very truly yours,

                                                     APROPOS TECHNOLOGY, INC.

                                                     By:  /s/ Keith Crandell
                                                         -----------------------
                                                          Keith Crandell
                                                          Compensation Committee
                                                          Chairman

ACCEPTED AND AGREED:

/s/ David E. McCrabb, Jr.
-------------------------
David E. McCrabb, Jr.

                                     ANNEX A
                                     -------


                  1. CONFIDENTIALITY. Employee understands and agrees that Employee's employment creates a relationship of confidence and trust between Employee and the Company with respect to (a) all Proprietary Information (as defined below), and (b) the confidential information of others with which the Company has a business relationship. The information referred to in clauses (a) and (b) of the preceding sentence is referred to in this Agreement, collectively, as "Confidential Information". At all times, both during Employee's employment with the Company and after its termination, Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties to the Company. The restrictions set forth in this Section will not apply to information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by Employee, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision.

                  2. OWNERSHIP OF INVENTIONS. Employee agrees that all Inventions (as defined below) which Employee conceives or develops, in whole or in part, either alone or jointly with others, prior to or during the term of Employee's employment with the Company which may relate in any manner to the actual or anticipated business, work, research, development or investigations of the Company, or which result, to any extent, from the work performed by Employee for the Company, or use of the Company's Proprietary Information, premises or property (the foregoing being hereinafter collectively referred to as "Company Inventions") will be the sole property of the Company. The Company will be the sole owner of all patents, copyrights and other proprietary rights in and with respect to such Company Inventions. To the fullest extent permitted by law, such Company Inventions will be deemed works made for hire. Employee hereby transfers and assigns to the Company or its designee any proprietary rights which Employee may have or acquire in any such Company Inventions, and Employee waives any moral rights or other special rights Employee may have or accrue therein. Employee agrees promptly to disclose to the Company, or any persons designated by it, all Company Inventions which are or may be subject to the provisions of this Section. Employee agrees to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. The provisions of this Section will apply to all Company Inventions which are conceived or developed during the term of Employee's employment with the Company, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of Employee's employment. The provisions of this Section will not apply, however, to any Inventions which may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company, representing Inventions made by Employee prior to employment by the Company. The foregoing restrictions do not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from or is the product of any work performed by Employee for the Company in the scope of Employee's efforts on behalf of the Company.

                  3. NONCOMPETITION. Employee agrees that, while employed by Company and for a period of eighteen (18) months following termination of his employment with Company, regardless of the circumstances under which Employee's employment is terminated and regardless of whether the termination was voluntary or involuntary or with or without cause, Employee shall not, directly or indirectly, whether as a partner, owner, principal, agent, advisor, employee, employer, officer, director, shareholder or in any other capacity:

                  (a) Engage in, advise or provide services in the Territory to any person or entity engaged in any business that is in any material way directly competitive with the business conducted by the Company. The Territory shall mean the United States and those countries in Europe in which the Company distributes products.

                  (b) Solicit for employment or employ or otherwise engage any person employed by the Company during Employee's term of employment or request, or advise any such person to leave such employment or service of the Company.

Notwithstanding the foregoing, Employee may make investments in publicly-held corporations if such investment is limited to not more than five percent (5%) of the outstanding issue of such security.

Employee agrees that if he breaches this agreement, then the eighteen (18) month restrictive period shall be extended and shall not expire until eighteen (18) months after Employee permanently ceases to breach this Agreement.

                  4. ENFORCEMENT.

                  (a) Employee acknowledges that, for the breach of any of the covenants contained in this Annex, the Company will suffer irreparable damages for which the remedy at law will be inadequate, and that, an injunction may be entered against Employee by any court having jurisdiction, restraining Employee from breaching or continuing the breach. Employee consents to the personal jurisdiction of DuPage County, Illinois, and the United States District Court for the Northern District of Illinois for purposes of enforcement of this Annex. Resort to such equitable relief, however, shall not be construed to be a waiver by the Company of any other rights or remedies that the Company may have for damages or otherwise. Should a court determine that either the scope or territory covered by the covenants is unreasonably extensive or the period of the covenants unreasonably long, it may amend the terms of such covenants so as to make such covenants reasonable and enforceable.

                  (b) Employee hereby acknowledges the necessity of protection of the Company against Employee's competition and that the nature and scope of such protection has been carefully considered by Employee and the Company. Employee and the Company hereby agree that the unique nature of the business of the Company requires the protection specified in this Agreement. The consideration provided for these covenants is deemed to be sufficient and adequate to compensate Employee for agreeing to the restrictions contained herein. Employee acknowledges and represents that Employee can continue to earn sufficient compensation without breaching any of the foregoing restrictions. The scope and period provided and the area covered are expressly represented and agreed by the Employee to be fair, reasonable and necessary.

                  (c) The covenants and provisions of this Agreement are severable. The Company and the Employee agree that the restrictions imposed herein are reasonably necessary to protect the legitimate business interests of the Company. However, if any provision or covenant of this Agreement were held to be unenforceable as written, then the Company and the Employee agree that the provision or covenant shall be construed in order that it shall be enforced to the greatest extent possible and, if such construction and enforcement is not possible, then the remainder of this Agreement shall be enforced as if such invalid covenant or provision were not contained in this Agreement.

                                      * * *

PROPRIETARY INFORMATION. As used in this Annex, "Proprietary Information" means information which the Company possesses or to which the Company has rights which has commercial value. Proprietary Information includes, by way of example and without limitation, trade secrets, product ideas, designs, configurations, processes, techniques, formula, software, source and object code, domain names, improvements, inventions, data, know-how, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, and customer lists. Proprietary Information includes information developed by Employee to be used in the business of the Company, whether before or in the course of Employee's employment by the Company or otherwise relating to Inventions which belong to the Company, as well as other information to which Employee may have access in connection with Employee's employment.

INVENTIONS. As used in this Annex, "Inventions" means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary Information.

COMPANY. For purposes of this Annex, all references to the "Company" will be deemed to include Apropos Technology, Inc., its successors, and its direct or indirect subsidiaries and affiliates.